Exhibit 77O for Year Ended 11-30-2007 - First Trust/Gallatin
Specialty Finance and Financial Opportunities Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the year ended November 30, 2007, in accordance with the Fund's Rule 10f-3 Procedures.

Issuer:  Hercules Technology Growth Capital (HTGC)

Trade Date:  6/5/2007
Part of an issue registered under the 1933 Act that is
being offered to the public
3 Years Operations:  Yes
Selling Broker:  A.G. Edwards & Sons, Inc.
Shares Purchased:  350,000
Purchase Price Per Share:  $13.50
% of Issue:  4.38%